Exhibit 5.1

February 3, 2025

Bodhi Tree Biotechnology Inc.

4125 Blackhawk Plaza Circle, Suite 172

Danville, CA 94506

Re:	Bodhi Tree Biotechnology Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as U.S. securities counsel to Bodhi Tree Biotechnology Inc., a Delaware company (the “Company”), in connection with its filing with the Securities and Exchange Commission of a Registration Statement on Form S-1 (the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Act”). The Registration Statement covers the potential offer and resale by the selling stockholders, or their permitted transferees of 8,774,375 shares of common stock, par value $0.0001 per share, of the Company, issued in a private placement offering to accredited investors in August and September 2024 (the “Selling Shareholders’ Shares”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issuance of the Securities and the securities issued upon exercise thereunder.

In rendering the opinion set forth below, we have reviewed: (a) the Registration Statement, as amended, and the exhibits thereto, (b) the Company’s Articles of Incorporation, as amended, (c) the Company’s Bylaws, as amended, (d) certain records of the Company’s corporate proceedings as reflected in its minute books and official shareholder lists, and (e) such statutes, records and other documents as we have deemed relevant. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof. In addition, we have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinion hereinafter expressed. We express no opinion herein as to the laws of any state or jurisdiction other than the substantive laws of the State of Delaware and the federal laws of the United States of America.

Based upon and subject to the foregoing, we are of the opinion that the Selling Shareholders’ Shares,  have been duly authorized by all necessary corporate action of the Company and when issued and sold by the Company, and delivered by the Company against payment therefor in accordance with the purchase agreement, in the manner described in the Registration Statement, and are validly issued, fully paid and non-assessable.

Our opinions set forth in the paragraph above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Celine and Partners PLLC
Celine and Partners PLLC